Exhibit 1.1

AMENDMENT NO. 1 TO OFFERING BROKER-DEALER ENGAGEMENT AGREEMENT

This Amendment No. 1 (“Amendment”) is entered into as of January 23, 2026 (“Amendment Effective Date”), by and between PSFNetwork Inc. (“Company” or “Issuer”) and Rialto Markets LLC (“Rialto”).

This Amendment amends that certain Offering Broker-Dealer Engagement Agreement dated October 14, 2025 (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

1.	Purpose of Amendment

The Parties desire to amend the Agreement to align the engagement with Rialto’s current Regulation A+ Tier 2 onboarding and Broker of Record framework, including revised scope of services, term, termination, compensation, and FINRA Rule 5110 compliance.

Except as expressly amended herein, the Agreement remains in full force and effect.

2.	Amended Scope of Services

The “Services” section of the Agreement is deleted and replaced in its entirety with the following:

Rialto shall provide operational, onboarding, and compliance-related services solely in connection with the Company’s Regulation A+ Tier 2 offering (“Offering”), including:

(a)	Acting as Investor Onboarding Agent and Broker of Record for Form 1-A filings with the SEC and Rule 5110 filings with FINRA;

(b)	Conducting KYC/AML and other compliance background checks and providing a recommendation regarding investor acceptance;

(c)	Reviewing investor subscription agreements for compliance purposes;

(d)	Managing subscription and investor exceptions;

(e)	Reconciling subscriptions and investment funds;

(f)	Not providing investment advice or recommendations;

(g)	Coordinating with issuer counsel, transfer agent, blue sky service, and escrow agent;

(h)	Maintaining investor information securely; and

(i)	Reviewing offering-related marketing materials for compliance.

Rialto shall not provide ATS, secondary trading, or advisory services unless expressly agreed in writing.

3.	Term and Termination

The Agreement shall have an initial term of twelve (12) months beginning on the Amendment Effective Date.

Either party may terminate without cause upon thirty (30) days’ prior written notice.

Rialto may terminate immediately if continued engagement poses regulatory, compliance, reputational, operational, or legal risk, or if the Issuer fails to cooperate or provide required information.

4.	Compensation

Schedule B of the Agreement is deleted and replaced as follows:

Description	Amount	Payable Upon

Consulting / Onboarding Fee	US$15,000 All third-party fees, including FINRA filing fees, are payable by the Issuer.	$15,000 has been already paid upon execution of the Agreement,
Broker of Record / Compliance Fee
Broker of Record / Compliance Fee	1.0% of funds raised	Payable upon any disbursement of escrow.

[1]	For purposes hereof, “Completion of the Offering” shall mean acceptance of an offer to purchase AND the successful funding thereof.

It is acknowledged and agreed between the Parties that the Company previously paid to Rialto a total of $25,000 under the original Agreement. Of such amount:

•	$15,000 is deemed earned and applied to the Consulting/Onboarding Fee under this Amendment; and

•	$10,000 shall be treated as a non-refundable prepayment, which may be applied to future non-success-based fees or reimbursable, if any, incurred under the Agreement, as amended.”

For the avoidance of doubt, no prepaid amount or credit shall be applied to the Broker of Record/Compliance Fee, which constitutes success-based compensation payable only upon Completion of the Offering, and no refund or rebate is implied by the acknowledgement.

5.	FINRA Rule 5110 Compliance

The Consulting Fee constitutes non-sales compensation under FINRA Rule 5110(g)(4). Any unearned portion shall be returned. The Broker of Record fee constitutes success-based compensation payable only upon completion of the Offering.

6.	Investor Relationship

Investors in the Offering are investors of the Issuer, not Rialto. Issuer retains final acceptance authority subject to Rialto’s compliance obligations.

7.	Arbitration

Any dispute shall be resolved by arbitration under the FINRA Code of Arbitration Procedure.

8.	Survival

Indemnification, limitations of liability, confidentiality, and payment obligations survive termination.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

SIGNATURES

PSFNetwork Inc.

By:	/s/ Omar Elghazaly
Name:	Omar Elghazaly
Title:	Founder & CEO
Date:	01/25/2026

Rialto Markets LLC

By:	/s/ Shari Noonan
Name:	Shari Noonan
Title:	CEO
Date:	01/25/2026

Offering Broker-Dealer Engagement

Agreement

CONFIDENTIAL

Thank you for choosing Rialto Markets LLC (“Rialto Markets LLC”, “Rialto”, “we” or “us”) to assist PSFNetwork Inc. (subject to the provisions below, the “Company” or “you”; and together with Rialto, the “Parties”) in connection with the Company’s intent to issue and trade securities and/or effect a self- hosted offering.

Rialto Markets LLC and its Representatives (as defined below) will act as the Company’s onboarding agent, and broker dealer and will also act as such agent and broker dealer, for any subsidiary or series of a series limited liability company of PSFNetwork Inc.which PSFNetwork Inc.forms and which will issue and trade securities and/or effect a self-hosted offering. Any references herein to the “Company” shall be deemed a reference to PSFNetwork Inc.or to such subsidiary or series of a series limited liability company, as applicable.

Rialto Markets LLC will provide the Company with such services of a broker-dealer in accordance with the provisions of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated, as is customary and appropriate including, but not limited to, services such as:

a.	performing anti-money laundering (“AML”) and know your customer (“KYC”) checks on all investors;

b.	collection and review of verification of status of purchasers as accredited investors within the meaning of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (“Accredited Investors”), if applicable

c.	technology provision and integration between Rialto, Company, and other third parties, if applicable

d.	coordination with the registered transfer agent of the Company, if applicable;

e.	coordination with the escrow agent of the Company for funds raised, if applicable;

f.	coordination with the Company’s legal partners; and

g.	providing an alternative trading system to facilitate the exchange of securities;

h.	providing other financial advisory services normal and customary for similar transactions and as may be mutually agreed upon by Rialto Markets LLC and the Company (the items in the foregoing clauses (a)-(h), collectively, the “Services”).

This letter (including the attached Schedule A, Schedule B and Schedule C) and the endorsement showing acceptance of these terms by the Company which appears at the end of this letter, or on a copy of this letter, together constitute the “Agreement”. For purposes hereof, “Offering” shall mean, whether in one or a series of transactions, the sale of securities issued by the Company through private placements. The Offering and the offering materials related thereto will be Regulation A, Regulation CF, or Regulation D securities.

A)	Company Information

For Rialto Markets LLC to provide Services pursuant to the terms of this Agreement, we will require that all relevant material information related to our engagement be made available to us, that Rialto Markets LLC be kept informed of any developments, events or proposals that may be material and that no initiatives relevant to the engagement be taken without notice to us. All announcements or statements or documents in written or verbal form in connection with the engagement shall be made available to Rialto Markets LLC. We will also require access to the appropriate officers and senior employees of the Company during the engagement. The Company represents and warrants that all information and materials provided to Rialto Markets LLC will, at the time provided by Company to Rialto Markets LLC, be true and accurate and not misleading whether by omission or otherwise, to the best of the Company’s knowledge, information and belief. The Company acknowledges and agrees that Rialto Markets LLC is authorized to make appropriate and reasonable use of such information. If the Company is aware of any information in the offering memorandum and subscription agreement becoming materially inaccurate, incomplete or misleading during the term of engagement of Rialto Markets LLC under this Agreement, the Company will promptly notify Rialto Markets LLC of such fact.

The Company acknowledges and agrees that Rialto Markets LLC: (i) will use and rely primarily on the Company information and materials furnished by the Company and on information and materials available from public sources in performing the Services without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of any such information and materials; and (iii) has no obligation to perform an appraisal of any assets or liabilities of the Company or of an Offering counterparty to the Company; provided, however, Rialto Markets LLC may, in its sole discretion, determine to make such an appraisal, in which case the Company will provide Rialto Markets LLC information as may be reasonably requested by Rialto Markets LLC and will otherwise cooperate with Rialto as reasonably necessary for Rialto Markets LLC to perform such appraisal.

B)	Engagement and Term

Rialto Markets LLC’s engagement and this Agreement will commence upon your countersignature of this Agreement and will terminate (i) upon mutual written agreement between the Parties, (ii) by either Party at any time upon sixty (60) calendar days’ notice and (iii) immediately by any Party for Cause (as defined below) (the “Term”, and the date of the end of the Term or other termination hereunder, the “Termination Date”). If the Company secures an alternative broker-dealer prior to the expiration of this notice period, the Agreement may be terminated earlier upon written notice. In such cases, the Company shall be responsible for a pro-rata portion of the remaining fee based on the six-month minimum term.

This Agreement may be terminated for Cause:

(i)	By a Party if the other Party commits a material breach of the provisions of this Agreement, where such breach was not caused by any act or omission by the first Party and the second Party fails to remedy such breach to the reasonable satisfaction of the first Party within ten (10) calendar days of being requested to do so;

(ii)	By a Party if the other Party receives a criminal conviction or loses supervisory authorization to exercise its business; or

(iii)	By a Party if the other Party becomes insolvent or a foreclosure agent or insolvency administrator has been appointed over any of its assets; or

(iv)	By a Party if the other Party commits: fraud, willful misconduct, gross negligence or willful default and fails to remedy such acts to the reasonable satisfaction of the first Party within ten (10) calendar days.

(v)	By Rialto Markets LLC if the Client does not adhere to the agreed upon fees and payment schedule set forth in Schedule B.

Notwithstanding anything herein to the contrary, after any termination by the Company for Cause, no fee or payment listed on Schedule B nor any other compensation or reimbursement shall be paid by the Company to Rialto Markets LLC. Both Parties acknowledge and agree that the provisions relating to indemnification, limitations on the liability of Indemnified Persons (as defined in Schedule A), governing law, jurisdiction for adjudication, procedures and waivers pertaining to disputes, rights to property and confidentiality will survive any such termination.

If the Company fails to engage or fulfill the deliverables outlined in this Agreement within the stipulated timeline, except in cases of regulatory delays, Rialto Markets reserves the right to initiate a Consulting Services Arrangement to facilitate project completion. This arrangement shall be subject to additional fees, which may be assessed as either a flat fee or an hourly rate, depending on the scope of additional work required. Rialto Markets shall send the Company a Consulting Engagement Letter and Fee Schedule to formalize such an arrangement.

This Agreement shall be deemed null and void if the Company fails to engage, provide required information, or take necessary action for a period exceeding sixty (60) days, unless otherwise agreed in writing by both parties. In such event, Rialto Markets shall bear no further obligation to perform under this Agreement, and any fees paid shall be non-refundable unless otherwise stipulated. In such case, no additional fees under any forms shall be payable by the Company to Rialto Markets.

C)	Compensation and Expenses

Rialto Markets LLC’s fees and payment schedule are as set forth in Schedule B. All fees payable to Rialto Markets LLC shall be payable in cash and in accordance with the payment schedule set forth in Schedule B.

The Company agrees to reimburse Rialto Markets LLC for our reasonable out-of-pocket costs and expenses (including fees and disbursements of counsel retained by Rialto Markets LLC) incurred in connection with the Services to be rendered by Rialto Markets LLC hereunder, whether or not the Offering is consummated, or the Services are terminated or completed. These expenses will be reasonable in their purpose and amount and Rialto Markets LLC will obtain the Company’s prior written approval for (i) any single expense in excess of $2,500, or (ii) total expenses in excess of $5,000 during the Term of this Agreement, or (iii) before retaining outside professionals.

Any project or transaction that remains incomplete or requires a reset beyond one (1) year from the effective date of this Agreement may be subject to a renewal fee, which shall be outlined in an updated fee schedule.

If your campaign extends beyond twelve (12) months from the commencement date, Rialto Markets reserves the right to assess additional fees to cover the ongoing services, resource allocation, and administrative costs associated with the extended campaign period. Such fees shall be determined based on the scope of continued support required and shall be communicated to the Customer in advance through a written notice, along with an updated Fee Schedule.

D)	Marketing and Advertising Materials.

The Company shall submit to Rialto for review and written approval all marketing, advertising, social media, website, or other promotional materials that reference the Offering, or Rialto in connection with the Offering, prior to their public use, distribution, or dissemination. Rialto’s review shall include compliance review under FINRA Rule 2210 and other applicable securities advertising rules. Rialto shall use commercially reasonable efforts to complete its review and provide written approval or comments within three (3) business days of receiving any materials submitted for approval. If additional time is required due to material complexity, Rialto shall promptly notify the Company and provide an estimated review timeline.

E)	Miscellaneous

Rialto Markets LLC acknowledges and agrees that the Company may disclose the existence of this Agreement and the Services being provided by Rialto Markets LLC (i) to prospective and actual purchasers and their agents, including in the offering memorandum, subscription agreement and other documents related to the Offering, and (ii) in the Company’s website, announcements, advertising and promotional materials. In addition, the Company may disclose the Agreement and the terms thereof and the Services being provided by Rialto Markets LLC to the extent required by law or legal proceeding, including in any filings with any governmental, regulatory or self-regulatory agency.

As part of this Agreement, the Parties agree to the indemnity and contribution provisions contained in Schedule A hereto, the terms of which form part of this Agreement in their entirety and which shall survive the termination of this Agreement.

Each provision of this Agreement is several and is not affected if another provision of this Agreement is found to be invalid or unenforceable or to contravene applicable law or regulations. This Agreement is not intended to and does not confer any rights upon any shareholder of either Party or, except as expressly provided herein, any other person. The provisions of this Agreement shall be binding upon both Parties, each Indemnified Person (as defined in Schedule A hereto) and their respective successors and permitted assigns. No Party may assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of the other Party hereto, and any purported assignment or other transfer or any such rights and obligations without such consent shall be null and void; provided that without the notice to or consent of Rialto Markets LLC, the Company may assign its rights and obligations hereunder to any of its affiliates. This Agreement has been jointly drafted by the Parties hereto, after negotiations and consultations with their respective counsel. This Agreement shall not be construed more strictly against one or more Parties than against any other Party.

Nothing herein is intended to create or shall be construed as creating a fiduciary relationship between the Company and Rialto Markets LLC. No term or provision of this Agreement may be amended, discharged or modified in any respect except in writing signed by the Parties hereto. This Agreement sets out the entire agreement between the Parties and supersedes all prior understandings, whether written or oral. Both Parties hereto acknowledge that Rialto Markets LLC is acting as an independent contractor in connection with its engagement hereunder and not in any other capacity including as a fiduciary. The relationship between the Company and Rialto Markets LLC shall not be construed as one of principal and agent, employer and employee, representative or partnership, and does not confer power upon Rialto Markets LLC to legally bind or commit the Company or any of its affiliates.

This Agreement will be construed in accordance with the laws of the State of New York without reference to the conflicts of law provisions thereof. The Parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. Each of the Parties irrevocably waives to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such suit, action, or proceeding shall be conclusive and binding upon the Parties and may be enforced in any other courts to whose jurisdiction a party is or may be subject, by suit upon such judgment.

Each of the Parties hereto hereby consents to the service of any and all process which may be served in any suit, action, or proceeding arising out of or relating to this Agreement by means of personal delivery or courier service, addressed to it at its address provided below and to the attention of any secretary, assistant secretary, or any other officer, director, managing agent, or general agent of such Party, and such Party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have under New York law or under any law of any State of the United States or of any other jurisdiction or otherwise to service of process in such manner.

Any notice or other formal communication given under this Agreement must be in writing and may be delivered or sent by post or email to the Party to be served at its address or email address set out below:

If to the Company

PSFNetwork Inc.

Attn: Omar Elghazaly, Founder & CEO

Email: omar.elghazaly@psfnetwork.com

Address: 251 Little Falls Dr

Wilmington, DE 19808

If to Rialto

Rialto Markets LLC

Attn: Shari Noonan

Email: shari@rialtomarkets.com

42 Broadway, Suite 12-129

New York, NY 10004

or to such other address or email address as it may have notified to the other Party hereto in accordance with this paragraph.

Each of Rialto Markets LLC and the Company on its own behalf and, to the extent permitted by applicable law, on behalf of its shareholders waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of the engagement of Rialto Markets LLC pursuant hereto, or the performance by Rialto Markets LLC of the Services contemplated by this Agreement.

Pursuant to the requirements of the USA Patriot Act (the “Act”) and other applicable laws, rules and regulations, Rialto Markets LLC is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow Rialto Markets LLC to identify the Company in accordance with the Act and such other laws, rules and regulations.

F)	Representations, Warranties and Covenants

Rialto Markets LLC represents that (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (iii) the execution, delivery and performance of this Agreement by it will not violate any material agreement, constituent document or other instrument to which it is a party or by which it is bound or affected, or result in a breach of or constitute a default under any such agreement, document or instrument.

Rialto Markets LLC represents that, as of the date of this Agreement, (i) there are no legal, administrative, arbitration or other actions or proceedings or governmental investigations or inquiries pending or threatened against Rialto Markets LLC or its personnel providing Services to the Company hereunder which have a substantial possibility of resulting in any material and negative impact on the ability of Rialto Markets LLC to perform the Services and (ii) to the best of its knowledge, there is no reasonable basis for any such action, suit, arbitration, investigation, inquiry or proceeding against Rialto Markets LLC or its personnel providing Services to the Company hereunder. Rialto Markets LLC represents and agrees that it will advise the Company as soon as possible in writing of any threatened or commenced regulatory action, lawsuit, proceeding, investigation or any other matter relating to Rialto Markets LLC and/or its affiliates, that would reasonably impair Rialto Markets LLC’s ability to perform its duties and obligations hereunder.

Rialto Markets LLC represents, warrants and covenants that it (i) has registered, and will at all times during the Term continue to be registered, (a) with the U.S. Securities and Exchange Commission as a broker-dealer in accordance with the provisions of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and (b) as a broker-dealer under the laws of each state that requires such registration in connection with the Services to be provided by Rialto Markets LLC hereunder, and (ii) is, and will at all times during the Term continue to be, a member in good standing of FINRA. Rialto Markets LLC further represents that each of its employees and agents assisting with the performance of Services hereunder are, and will at all times during the Term be, duly licensed and registered to provide, and permitted to provide, such assistance. Rialto Markets LLC will comply with the applicable laws and regulations concerning the registration of brokers and salespersons and the manner in which the Offering of any securities of the Company is to be conducted in the list of approved non-U.S. jurisdictions provided on Schedule C hereto (as amended from time to time with the consent of both Parties). Rialto Markets LLC represents that it has, and will have at all times during the term of this Agreement, all governmental licenses, permits, consents, orders, approvals and other authorizations necessary by each to carry on its business, including appropriate broker-dealer registrations and licenses or exemptions from such registration and licensing requirements and any other registration, license, authorization and qualification in the jurisdictions listed in Schedule C required by reason of the Services. During the Term, Rialto Markets LLC shall promptly provide the Company with written notice if any part of this paragraph ceases to be true and correct.

Rialto Markets LLC represents, warrants and covenants that it not required to register as a national securities exchange because it operates Rialto Securities Alternative Trading System (“ATS”) pursuant to an exemption from registration under Exchange Act Rule 3a1-1(a). The ATS is compliant with all applicable rules and regulations, including Regulation ATS Rules 300-303 and all related ongoing reporting obligations.

Rialto Markets LLC represents, warrants and covenants that it will provide such information to prospective and actual purchasers of any securities of the Company that is required to be provided by Rialto Markets LLC by applicable law, including information regarding compensation pursuant to this Agreement.

Rialto Markets LLC agrees that it will not furnish any information regarding the Offering to any prospective purchaser that has not been prepared or approved by the Company or contact any prospective purchaser that has not been approved by the Company.

Rialto Markets LLC represents, warrants and covenants that it has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with any applicable U.S. federal, state or non-U.S. anti-money laundering or similar laws and regulations, including, but not limited to, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and implementing laws and regulations (the “AML Laws”). To ensure compliance with applicable AML Laws, Rialto Markets LLC will, among other measures, familiarize itself with the identity of any prospective purchaser and will confirm they are not (i) the target of, or located in a jurisdiction subject to, economic or financial sanctions imposed, administered, or enforced by the U.S. government, including the U.S. Department of the Treasury Office of Foreign Assets Control, or (ii) majority-owned or controlled by a person that is the subject of such sanctions.

G)	Confidentiality

Any written information provided by the Company to Rialto Markets LLC pursuant to this Agreement (collectively, “Company Confidential Information”) will, unless otherwise consented to by the Company and/or as required by applicable law, rule, regulation or legal, regulatory or similar process, be treated by Rialto Markets LLC as confidential and will, unless otherwise consented to by the Company and/or as required by applicable law, rule, regulation or legal, regulatory or similar process, be used solely for the assistance of Rialto Markets LLC in connection with performing its Services under this Agreement, including, without limitation, the Offering; provided, however, that Rialto Markets LLC may share Company Confidential Information with affiliates of Rialto Markets LLC and its and their respective employees and other agents (collectively, “Representatives”), who are bound by obligations of confidentiality substantially similar to those imposed by this paragraph F, without the prior consent of the Company, in each case, on a need to know basis and solely for purposes of Rialto Markets LLC’s performance of Services under this Agreement; provided further that in the event that Rialto Markets LLC is requested or required by law or judicial or administrative process to disclose any Company Confidential Information, Rialto Markets LLC shall provide the Company with prompt written notice, to the extent legally permissible, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. Notwithstanding the foregoing, Rialto Markets LLC and its affiliates will be permitted to disclose such confidential information or any portion thereof without notification to the Company in the case of disclosure to any governmental, supervisory or regulatory body with jurisdiction over Rialto Markets LLC or its affiliates during the course of routine supervisory reviews so long as such requests do not specifically identify the Company. “Company Confidential Information” shall not include information that (i) becomes generally available to the public other than as a result of a disclosure by Rialto Markets LLC in breach of this Agreement; (ii) was available to Rialto Markets LLC on, to its knowledge, a non-confidential basis prior to its disclosure to Rialto Markets LLC by the Company; or (iii) becomes available to Rialto Markets LLC on a non-confidential basis from a source other than the Company, provided, that such source is not known to Rialto Markets LLC to be violating a confidentiality agreement with the Company. Except with respect to Rialto Markets LLC’s performance of Services or for administrative purposes, in each case in connection with this Agreement, Rialto Markets LLC may not (x) quote Company Confidential Information, or refer to any such Company Confidential Information in any report, document, release or other communication (whether written or oral) prepared, issued or transmitted by Rialto Markets LLC or any Representatives or (y) direct its Representatives to quote Company Confidential Information, or refer to any such Company Confidential Information in any report, document, release or other communication (whether written or oral) prepared, issued or transmitted by such Representatives, without, in each instance, the Company’s prior written consent.

All written and electronic Company Confidential Information, and all copies or translations thereof made by Rialto Markets LLC or its affiliates, shall, upon the termination of this Agreement or earlier upon the Company’s written request, and except as prohibited by law or regulation, be destroyed by Rialto Markets LLC (which destruction shall be certified by Rialto Markets LLC) or returned by Rialto Markets LLC to the Company; provided; however that Rialto Markets LLC may retain copies of the Company’s Confidential Information subject to this Agreement, in accordance with its internal record retention policies and procedures for legal, compliance, and regulatory purposes.

Rialto Markets shall not name or show Company as a client, business partner or otherwise in any advertising or marketing materials or other text, audio, visual, or electronic media for public distribution absent the Company’s prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Company acknowledges that upon closing of the Offering, Rialto Markets LLC may, at its own expense and with the prior written consent of the Company, place an announcement approved in advance by the Company in such newspapers, periodicals and other media, as it may choose, stating that Rialto Markets LLC has acted as the service provider to the Company, and provided the trading platform for the securities issued by the Company, in connection with such Offering.

Should the Company wish to proceed, please confirm acceptance of the terms of this Agreement by signing and returning one copy to me.

We look forward to working with you on this engagement.

Sincerely,

/s/ Shari Noonan
Shari Noonan, CEO
For and behalf of Rialto Markets LLC

ACCEPTED AND AGREED TO:

PSFNetwork Inc.

By:	/s/ Omar Elghazaly
Omar Elghazaly, Founder & CEO
Date:	10/17/2025

Schedule A – Indemnification

In connection with the engagement of Rialto Markets LLC (“Rialto”) PSFNetwork Inc, (“Company”) to render to the Company whatever Services are mutually agreeable, as provided in the agreement to which this Schedule A is attached, such agreement together with this Schedule A being referred to as the “Agreement”, and in addition to the fees and expenses which the Company has agreed to pay under the Agreement, the Company agrees to indemnify and hold harmless Rialto, its affiliates and the respective members, directors, officers, agents and employees of Rialto and its affiliates (Rialto and each such person being a “Rialto Indemnified Person”) from and against any and all losses, claims, demands, damages, costs, charges, expenses or liabilities (or actions, investigations or other proceedings in respect thereof), other than with respect to any claim, action or proceeding brought by the Company or any of their respective affiliates seeking to enforce the provisions of any agreement between such party and a Rialto Indemnified Person (collectively, “Rialto Liabilities”), and to reimburse each Rialto Indemnified Person for all fees and expenses (including reasonable legal and other professional fees) (collectively, “Expenses”) upon request as they are incurred in investigating, preparing, pursuing, participating in (including, without limitation, as a witness) or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, whether or not any Rialto Indemnified Person is a Party to the Agreement and whether brought by a third party (collectively, “Rialto Actions”), and in each case solely with regard to all Rialto Actions arising out of or in connection with advice or Services rendered or to be rendered by any Rialto Indemnified Person pursuant to this Agreement, related to or arising out of the transactions contemplated hereby or any Rialto Indemnified Person’s actions or failure to act in connection with any such advice, Services or transactions; provided that the Company will not be responsible for any Rialto Liabilities or Expenses of any Rialto Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to (i) have resulted in a felony conviction of such Rialto Indemnified Person, (ii) have resulted from such Rialto Indemnified Person’s fraud, bad faith, gross negligence, breach of this Agreement or willful misconduct in connection with any of the advice, actions, inactions or Services referred to above or (iii) constitute a violation of any applicable securities laws by such Rialto Indemnified Person. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Rialto agrees to indemnify and hold harmless the Company, its affiliates and the respective members, directors, officers, agents and employees of the Company and its affiliates (the Company and each such person being a “Company Indemnified Person”) from and against any and all losses, claims, demands, damages, costs, charges, expenses or liabilities (or actions, investigations or other proceedings in respect thereof), other than with respect to any claim, action or proceeding brought by Rialto or any of their respective affiliates seeking to enforce the provisions of any agreement between such party and a Company Indemnified Person (collectively, “Company Liabilities”), and to reimburse each Company Indemnified Person for all Expenses upon request as they are incurred in investigating, preparing, pursuing, participating in (including, without limitation, as a witness) or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation, whether or not any Company Indemnified Person is a Party to the Agreement and whether brought by a third party (collectively, “Company Actions”), solely with regard to all Company Actions arising out of this Agreement or related to or arising out of the transactions contemplated hereby or any Company Indemnified Person’s actions or failure to act in connection with any such transactions; provided that Rialto will not be responsible for any Company Liabilities or Expenses of any Company Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to (i) have resulted in a felony conviction of such Company Indemnified Person, (ii) have resulted from such Company Indemnified Person’s fraud, bad faith, gross negligence, breach of this Agreement or willful misconduct in connection with any of the actions or inactions referred to above or (iii) constitute a violation of any applicable securities laws by such Company Indemnified Person.

Upon receipt by a Rialto Indemnified Person or a Company Indemnified Person (each, an “Indemnified Person” and collectively, “Indemnified Persons”) of actual notice of a Rialto Action or a Company Action (each, an “Action” and collectively, “Actions”), as applicable, against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall notify the other Party to this Agreement; provided that failure to so notify such other Party shall not relieve such other Party from any liability which such other Party may have on account of this indemnity or otherwise, except to the extent such other Party shall have been materially prejudiced by such failure. Such other Party shall not be liable for any settlement of any Action effected without its written consent (which consent shall not be unreasonably withheld). In addition, such other Party will not, without prior written consent of the Party to this Agreement to which such Indemnified Person relates, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder if the Indemnified Person is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all Rialto Liabilities or Company Liabilities (each, a “Liability” and collectively, the “Liabilities”), as applicable, arising out of such Action and (ii) does not contain any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of each Indemnified Person.

The Company also agrees that no Rialto Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, its security holders or creditors, or any person asserting claims on behalf of the Company, for or in connection with the engagement of Rialto or advice or Services rendered or to be rendered pursuant to this Agreement, the transactions contemplated hereby or any Rialto Indemnified Person’s actions or inactions in connection with any such advice, Services or transactions except for Rialto Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Rialto Indemnified Person’s advice, actions, inactions or Services which (i) results in a felony conviction of any Rialto Indemnified Person, (ii) constitutes fraud, bad faith, gross negligence, material breach of this Agreement or willful misconduct in connection with any of the advice, actions, inactions or Services referred to above or (iii) constitutes a material violation of any applicable securities laws by a Rialto Indemnified Person. In no event shall a Rialto Indemnified Person be liable to the Company for any special, consequential, indirect or punitive damages.

Rialto also agrees that no Company Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Rialto, its security holders or creditors, or any person asserting claims on behalf of Rialto, for or in connection with the transactions contemplated hereby or any Company Indemnified Person’s actions or inactions in connection with any such transactions except for Company Liabilities (and related Expenses) of Rialto that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Company Indemnified Person’s actions or inactions which (i) results in a felony conviction of any Company Indemnified Person, (ii) constitutes fraud, bad faith, gross negligence, material breach of this Agreement or willful misconduct in connection with any of the actions or inactions referred to above or (iii) constitutes a material violation of any applicable securities laws by a Company Indemnified Person. In no event shall a Company Indemnified Person be liable to Rialto for any special, consequential, indirect or punitive damages.

In the event that a foregoing indemnity is judicially determined to be unavailable or insufficient to an Indemnified Person (other than in accordance with the terms hereof), the indemnifying Party shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect: (i) the relative benefits to the indemnifying Party, its employees and its shareholders/equity holders, on the one hand, and to the other Party to this Agreement, on the other hand, of the Offerings then contemplated (whether or not any such Offerings are consummated); or (ii) if (and only if) the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the indemnifying Party, on the one hand, and the other Party to this Agreement, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the indemnifying Party contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the other Party to this Agreement’s insurance or the amount of fees actually received by such other Party pursuant to this Agreement. The Company and Rialto agree that for the purposes of this paragraph the relative benefits to the Company and Rialto of the Offerings then contemplated shall be deemed to be in the same proportion that the total value paid or issued or contemplated to be paid or issued to the Company, any affiliate of the Company, their security holders and employees, as the case may be, as a result of or in connection with such Offering bears to the fees paid or to be paid to Rialto under this Agreement.

If any term, provision, covenant or restriction contained in this Schedule A is held by a court of competent jurisdiction or other authority by judgment or order no longer subject to review, to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Schedule A shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

The reimbursement, indemnity and contribution obligations of the Company and Rialto set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s Services under or in connection with, this Agreement.

The foregoing provisions are in addition to any rights the Company or Rialto may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of the Company, Rialto and each Indemnified Person.

Schedule B – Fees

DESCRIPTION	AMOUNT	PAYABLE UPON
Integration
Integration Fee - Primary	US$50,000+ external third party fees payable pursuant to paragraph C of the Agreement	$25,000 payable upon execution of the Agreement, $25,000 payable after the integration is finalized with a maximum of 6 months
Primary Issuance
Broker of Record Services	1% of notional value raised	Completion of the Offering1
Technology Services	$5,000 per month + external party fees payable pursuant to paragraph C of the Agreement	On each monthly anniversary of this Agreement for the Term of this Agreement 2

[1]	For purposes hereof, “Completion of the Offering” shall mean acceptance of an offer to purchase AND the successful funding thereof.

[2]	Monthly fee shall be deferred for the first ninety (90) days.